Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 22, 2003, with respect to the financial statements of Alpha Shirt Holdings, Inc. included in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Broder Bros., Co. for the registration of $50,000,000 11 ¼% Senior Notes due 2010.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 7, 2005